Exhibit 99.1

K&S Corporate Headquarters Kulicke & Soffa Pte Ltd 23A Serangoon North Ave 5 #01-01, Singapore 554369
65.6880.9600 phone 65.6880.9580 fax www.kns.com

Kulicke & Soffa Reports Second Quarter 2014 Results

Singapore – April 29, 2014 – Kulicke and Soffa Industries, Inc. (NASDAQ: KLIC) (“Kulicke & Soffa”, “K&S” or the “Company”) today announced results for its second fiscal quarter ended March 29, 2014.

Quarterly Results
	Fiscal Q2 2014	Change vs. Fiscal Q2 2013	Change vs. Fiscal Q1 2014
Net Revenue	$114.2 million	7.6%	44.4%
Gross Profit	$57.7 million	18.1%	50.3%
Gross Margin	50.5%	450 bps	200 bps
Income from Operations	$10.1 million	23.5%	(557.9)%
Operating Margin	8.9%	113 bps	1,164 bps
Net Income	$9.1 million	23.6%	(563.5)%
Net Margin	7.9%	103 bps	1,041 bps
EPS – Diluted	$0.12	20.0%	(500.0)%

Bruno Guilmart, Kulicke & Soffa's President and Chief Executive Officer, said, “Revenue in our second fiscal quarter was in the mid-range of our guidance and represented a 44% sequential increase. Our ability to generate strong gross margins was due, in part, to the strong contributions from wedge bonding, stud bumping, tools, and our service solutions, and the positive impact of our flexible manufacturing model. In addition, efforts in advanced packaging continue to produce outstanding results as the development team continues to innovate and produce deliverables against an aggressive road map."

 Second Quarter Fiscal 2014 Key Product Trends

•	Ball bonder equipment net revenue increased 80.9% over the December quarter.

•	69.7% of ball bonder equipment was sold as copper capable.

•	Wedge bonder equipment net revenue decreased 32.7% over the December quarter.

Second Quarter Fiscal 2014 Financial Highlights

•	Net revenue of $114.2 million.

•	Gross margin of 50.5%.

•	Net income of $9.1 million or $0.12 per share.

•	Cash, cash equivalents and short-term investments were $596.3 million as at March 29, 2014.

Third Quarter Fiscal 2014 Outlook

The Company currently expects net revenue in the third fiscal quarter of 2014, ending June 28, 2014, to be in the range of approximately $165 million to $175 million.

Looking forward, Bruno Guilmart commented, “We have experienced strengthening demand in the majority of served markets and expect this trend to continue throughout the June quarter. We look ahead with great optimism as we continue to actively enhance our core market positions, expand in adjacent areas through organic development and pursue meaningful external growth opportunities."

Earnings Conference Call Details

A conference call to discuss these results will be held today, April 29, 2014, beginning at 8:00 am (EDT). To access the conference call, interested parties may call +1-877-407-8037 or internationally +1-201-689-8037. The call will also be available by live webcast at investor.kns.com.

A replay will be available from approximately one hour after the completion of the call through May 6, 2014 by calling toll-free +1-877-660-6853 or internationally +1-201-612-7415 and using the replay ID number of 13579632. A webcast replay will also be available at investor.kns.com.

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is a global leader in the design and manufacture of semiconductor and LED assembly equipment. As a pioneer in this industry, K&S has provided customers with market leading packaging solutions for decades. In recent years, K&S has expanded its product offerings through strategic acquisitions, adding wedge bonding and a broader range of expendable tools to its core ball bonding products. Combined with its extensive expertise in process technology, K&S is well positioned to help customers meet the challenges of assembling the next-generation semiconductor and LED devices. (www.kns.com)

Caution Concerning Results and Forward Looking Statements

In addition to historical statements, this press release contains statements relating to future events and our future results. These statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and include, but are not limited to, statements that relate to our future revenue, sustained, increasing, continuing or strengthening demand for our products, the continuing transition from gold to copper wire bonding, replacement demand, our research and development efforts, our ability to identify and realize new growth opportunities and our ability to control costs. While these forward-looking statements represent our judgments and future expectations concerning our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to: the risk that customer orders already received may be postponed or canceled, generally without charges; the risk that anticipated customer orders may not materialize; the risk that our suppliers may not be able to meet our demands on a timely basis; the volatility in the demand for semiconductors and our products and services; a slowdown of transition from gold to copper wire bonding by our customers and the industry, volatile global economic conditions, which could result in, among other things, sharply lower demand for products containing semiconductors and for the Company’s products, and disruption of capital and credit markets; the risk of failure to successfully manage our operations; acts of terrorism and violence; risks, such as changes in trade regulations, currency fluctuations, political instability and war, which may be associated with a substantial non-U.S. customer and supplier base and substantial non-U.S. manufacturing operations; and the factors listed or discussed in Kulicke and Soffa Industries, Inc. 2013 Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. Kulicke and Soffa Industries, Inc. is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

Kulicke & Soffa
Joseph Elgindy
Investor Relations & Strategic Planning
P: +1-215-784-7518
F: +1-215-784-6180
jelgindy@kns.com

KULICKE & SOFFA INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share and employee data)
(Unaudited)

	Three months ended		Six months ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Net revenue:
Equipment	$97,612	$91,083	$160,757	$190,985
Expendable Tools	16,594	15,027	32,562	29,164
Total net revenue	114,206	106,110	193,319	220,149

Cost of sales:
Equipment	50,711	51,140	85,184	107,572
Expendable Tools	5,823	6,150	12,098	12,232
Total cost of sales	56,534	57,290	97,282	119,804

Gross profit:
Equipment	46,901	39,943	75,573	83,413
Expendable Tools	10,771	8,877	20,464	16,932
Total gross profit	57,672	48,820	96,037	100,345

Operating expenses:
Selling, general and administrative	25,927	26,204	47,703	52,234
Research and development	19,326	12,207	36,797	30,460
Amortization of intangible assets	1,330	2,294	2,659	4,587
Restructuring	978	(75)	975	669
Total operating expenses	47,561	40,630	88,134	87,950

Income from operations:
Equipment	5,293	4,428	(1,587)	6,173
Expendable Tools	4,818	3,762	9,490	6,222
Total income from operations	10,111	8,190	7,903	12,395

Other income (expense):
Interest income	343	188	622	362
Interest expense	(297)	(1)	(416)	(1)

Income from operations before income taxes	10,157	8,377	8,109	12,756
Provision for income taxes	1,087	1,041	996	1,816
Net income	$9,070	$7,336	$7,113	$10,940

Net income per share:
Basic	$0.12	$0.10	$0.09	$0.15
Diluted	$0.12	$0.10	$0.09	$0.14

Weighted average shares outstanding:
Basic	76,404	75,166	76,163	75,009
Diluted	77,021	76,553	76,777	76,332

	Three months ended		Six months ended
Supplemental financial data:	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Depreciation and amortization	$3,494	$4,702	$6,486	$9,504
Capital expenditures	3,198	1,787	8,574	3,403
Equity-based compensation expense:
Cost of sales	82	74	187	222
Selling, general and administrative	2,126	1,924	4,742	4,250
Research and development	478	293	1,153	1,020
Total equity-based compensation expense	$2,686	$2,291	$6,082	$5,492

	As of
	March 29, 2014	March 30, 2013
Backlog of orders [1]	$51,000	$56,000
Number of employees	2,306	2,328

1.	Represents customer purchase commitments. While the Company believes these orders are firm, they are generally cancellable by customers without penalty.

KULICKE & SOFFA INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of
	March 29, 2014	September 28, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$587,110	$521,788
Short-term investments	9,152	3,252
Accounts and notes receivable, net of allowance for doubtful accounts of $318 and $504 respectively	97,342	162,714
Inventories, net	43,617	38,135
Prepaid expenses and other current assets	18,488	24,012
Deferred income taxes	4,475	4,487
TOTAL CURRENT ASSETS	760,184	754,388

Property, plant and equipment, net	53,432	47,541
Goodwill	41,546	41,546
Intangible assets	8,550	11,209
Other assets	8,321	8,310
TOTAL ASSETS	$872,033	$862,994

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$38,288	$37,030
Accrued expenses and other current liabilities	32,187	38,868
Income taxes payable	1,771	1,504
TOTAL CURRENT LIABILITIES	72,246	77,402

Financing obligation	19,615	19,396
Deferred income taxes	41,220	40,709
Other liabilities	8,830	8,822
TOTAL LIABILITIES	141,911	146,329

SHAREHOLDERS' EQUITY
Common stock, no par value	474,195	467,525
Treasury stock, at cost	(46,356)	(46,356)
Accumulated income	298,991	291,878
Accumulated other comprehensive income	3,292	3,618
TOTAL SHAREHOLDERS' EQUITY	730,122	716,665

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$872,033	$862,994

KULICKE & SOFFA INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three months ended		Six months ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Net cash provided by (used in) operating activities	$41,021	$(1,662)	$78,270	$56,832
Net cash (used in) provided by investing activities, continuing operations	(4,600)	6,423	(13,329)	1,907
Net cash provided by financing activities, continuing operations	221	381	479	540
Effect of exchange rate changes on cash and cash equivalents	(130)	(693)	(98)	(904)
Changes in cash and cash equivalents	36,512	4,449	65,322	58,375
Cash and cash equivalents, beginning of period	550,598	494,170	521,788	440,244
Cash and cash equivalents, end of period	$587,110	$498,619	$587,110	$498,619